Exhibit 99.1

EMRISE
NEWS	CORPORATION

2530 Meridian Parkway
Durham, NC 27713
(408) 200-3040 • (408) 550-8340
www.emrise.com

CONTACT:	Allen & Caron Inc
Brandi Festa	Rene Caron (investors) Len Hall (media)
Director Finance and Administration	(949) 474-4300
(408) 573-2705	rene@allencaron.com
bfesta@emrise.com	len@allencaron.com

EMRISE MEETS GOAL OF THREE NEW FUNDING SOURCES TO SUPPORT GROWTH
WITH NEW FINANCING ARRANGEMENT FOR U.S. SUBSIDIARY

DURHAM, NC — November 16, 2010 — EMRISE CORPORATION (NYSE Arca: ERI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced that it has met its goal of establishing new funding sources to support the growth of its subsidiaries in the U.K., France and the U.S. with the signing of a new agreement for up to $800,000 in receivables financing in the U.S. to support the growth of the Company’s U.S. subsidiary.  This is the third new funding arrangement announced by the Company in the last two months.

The new accounts receivable backed financing arrangement allows for advances on trade accounts receivables at a rate of 80 percent at an interest rate of the prime rate plus 3.25 percent on outstanding balances and was secured from Bridge Bank in San Jose, CA, a bank dedicated to meeting the financial needs of small to middle-market businesses in the Silicon Valley and elsewhere.

EMRISE Chairman and Chief Executive Officer Carmine T. Oliva said with the addition of the Bridge Bank financing arrangement in the U.S., the total of the Company’s new funding sources is now approximately $6.6 million.  In mid-September of this year, an agreement for £2.75 million (approximately $4 million) of credit was secured from Lloyds TBS Commercial Financing to help fund the growth of EMRISE’s U.K. subsidiaries and, later in September, a financing arrangement for €1.35 million (approximately $1.8 million) was secured from Factocic SA, a subsidiary of CIC Group in France, to support the growth of the Company’s French subsidiary.

With the approximately $6.6 million of new funding arrangements now in place, EMRISE has been successful in securing new, lower cost sources of funding nearing the same amount that was available to the Company prior to the sale of its Advanced Control Components, Inc., (ACC) subsidiary on August 31st of this year.  The substantially lower interest rates associated with all three of these new sources of funding have resulted in a significant overall reduction in the Company’s borrowing costs from the levels of the last few years.

“With these new funding sources, a much improved cash position and significantly lower interest and operating costs, we are aggressively pursuing our goals of increasing revenues and profitability and enhancing stockholder value,” Oliva added.

“Because of the significant improvements in our balance sheet and liquidity that resulted from closing the sale of ACC and the immediate pay down of all but $3.8 million of the $16 million debt EMRISE owed to its then principal lender and the former shareholders of ACC, the Company has been able to secure these new sources of funding,” Oliva said.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets.  EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks.  The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company’s Communications Equipment business segment.  The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board in-flight entertainment and communications systems is a primary growth driver for the Company’s Electronic Devices business segment. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through its operations in the United States, England and France.  For more information, go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release are forward looking statements within the meaning of the Private Securities Litigation Reform Act, including but not limited to the ability of new funding arrangements to support the growth of the Company and the Company’s ability to increase revenues and profitability and enhance stockholder value.  The actual future results of EMRISE could differ from those statements.  The Company refers you to those factors contained in the “Risk Factors” Section of EMRISE’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, its Current Reports on Form 8-K filed in recent months, and other EMRISE filings with the SEC.

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